Exhibit 19.1
Securities Trading and Section 16 Compliance Policy

Policy Objective	This Policy sets forth procedures and guidelines with respect to transactions in the stock and other securities of the Company or certain other companies and the treatment of material non-public information of the Company.
Scope	This Policy applies to all SoFi organizational units globally.
Legal Entity Applicability	This Policy applies to SoFi Technologies, Inc. and all of its consolidated subsidiaries, including SoFi Bank, N.A.
Primary Risk Category	Compliance Risk

Policy Owner: Organization	Corporate Governance Team, Legal Department
Policy Owner: Individual, Position Title	Rob Lavet, General Counsel
Policy Approver	SoFi Technologies, Inc. Board of Directors

Original Issue Date	5/28/2021
Version Number	1.7
Version Effective Date	2/10/2026

Table of Contents

1. Policy Introduction	3
1.1. Overview and Purpose	3
1.2. Scope & Legal Entity Applicability	4
1.3. Effective Date & Implementation Period	4
2. Policy Requirements	4
2.1. General Policy	4
2.2. Definitions	5
2.3. Violations of Insider Trading Laws	7
2.4. Prohibited Transactions (Covered Persons)	8
2.5. Employee Stock Purchase Plan Exception	8
2.6. Hedge Contracts Exception	8
2.7. Acknowledgement and Certification	9
2.8. Inquiries	9
2.9. Specially Covered Persons	9
2.10. Directors, Section 16 Officers and 10% Stockholders	11
3. Roles and Responsibilities	13
3.1. Role-Based Responsibilities	13
3.2. Organization-Based Responsibilities	13
4. Policy Training	13
5. Related & Referenced Documents	13
5.1. Related Documents	13
5.2. Referenced Documents	13
6. Policy Oversight & Administration	14
6.1. Exception Request Process	14
6.2. Breaches	14
6.3. Record Retention	14
APPENDIX A	15
APPENDIX B	16

1.Policy Introduction
1.1.Overview and Purpose
The Board of Directors (the “Board”) of SoFi Technologies, Inc. and its subsidiaries (the “Company”) adopted this Securities Trading and Section 16 Compliance Policy (this “Policy”) effective as of the date set forth above. The Board reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. Please read this Policy carefully and, if you have any questions about it, please contact the Company’s Compliance Director in charge of SoFi Invest at investcompliance@sofi.org.
This Policy sets forth procedures and guidelines with respect to transactions in the stock and other securities of the Company or certain other companies and the treatment of material non-public information of the Company. This Policy is divided into four parts:
●Section 1 provides a general summary of the Policy and its rules;
●Sections 2.1–2.9 set forth the general prohibitions on trading in certain circumstances and applies to all Covered Persons (as defined below);
●Section 2.9 provides additional trading restrictions which are applicable to all Specially Covered Persons; and
●Section 2.10 describes certain pre-clearance requirements and reporting obligations under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 144 of the Securities Act of 1933 (the “Securities Act”).
One of the principal purposes of the federal securities laws is to prohibit “insider trading.” Simply stated, insider trading is not about trading as much as it is about using the Company’s information for your own profit. More specifically, insider trading occurs when a person possesses material information about a company (including the Company) that the public does not know, which originated from an individual’s involvement with the Company (“material non-public information” or “MNPI”), and either (i) uses that information to purchase or sell, or offer to purchase or sell, or otherwise trade, securities or (ii) provides that information to other persons where such information may be used by such persons to their profit by trading in securities or recommends that other persons purchase, sell or otherwise trade in securities (this is called “tipping”). The prohibition against insider trading applies to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is both “material” and “non-public.” These terms are defined in this Policy under Section 2.2 below.
Summary of the Rules
The following is a summary of the more detailed explanations of the rules in this Policy set forth in Sections 2.1–2.9:
●Don’t trade while in possession of material non-public information.
●When in doubt about whether you are in possession of material non-public information, pre-clear your trades with the Company’s designated Compliance Officer or their designee (the “Compliance Officer”).
●If you are a member of the Board or a member of the board of directors of SoFi Bank, N.A. (“SoFi Bank”) or a Section 16 Officer (as defined below), pre-clear all trades and make all proper disclosures.
●Don’t give “tips” or otherwise share material non-public information with others.
●Discussing material non-public information with the public, including with the press, analysts, members, customers or suppliers, or online (including on social media), could create substantial liability for you and the Company.
●Don’t engage in speculative transactions in the Company’s stock.
●No person subject to this Policy may purchase or sell any security of any other company while in possession of MNPI about that company or MNPI about the Company or a third company that is material to such other company, that was obtained in the course of their involvement with the Company.
●Don’t allow your family members (or family trust administrators) or any members of your household to violate this Policy.

1.2.Scope & Legal Entity Applicability
This Policy applies to all trading or other transactions in the Company’s securities and the securities of certain other companies, including common stock, options and any other securities, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities or the securities of certain other companies, even if not issued by the Company.
This Policy applies to all directors, officers and employees of the Company, all independent contractors of the Company and all other persons who have access to MNPI about the Company, and all of their respective family members (or family trust administrators) and household members (collectively, the “Covered Persons”).
Section 2.9 of this Policy applies only to “Specially Covered Persons” defined below:
1.directors of the Board and SoFi Bank,
2.executive officers who are subject to the provisions of Section 16 of the Exchange Act (“Section 16” and such executive officers “Section 16 Officers”),
3.members of the SoFi Senior Leadership Group, and
4.designated employees of the Company in the Finance and Accounting function who have been notified by the Company that they are a “Specially Covered Person,”
and all of their respective family members (or family trust administrators) and household members (collectively, the “Specially Covered Persons”).
In the case of a Special No-Trading Period as described in Section 2.9 below, “Specially Covered Persons” shall also include any other director, officer, employee and independent contractor of the Company, and any other person in possession of MNPI, designated by the Company as a Specially Covered Person for purposes of such Special No-Trading Period, and all of their respective family members (or family trust administrators) and household members.
1.3.Effective Date & Implementation Period
This Policy is effective on February 10, 2026.
2.Policy Requirements
2.1.General Policy
No Persons subject to this Policy (which is all Covered Persons) may trade or cause any trading while in possession of MNPI. More specifically:
●No Person subject to this Policy may purchase or sell, or offer to purchase or sell, any Company security, regardless of whether such security is issued by the Company, while in possession of MNPI about the Company.
●No Person subject to this Policy who possesses any MNPI about the Company may disclose such information to (i) any person outside the Company, including family members, household members or friends, for any purpose whatsoever, including the provision of trading advice or recommendations (i.e., tipping), or (ii) any person inside the Company who does not have a need to know such information, in each case without the Company’s prior authorization. Note that recommendations such as “I am not going to share information with you, but I would sell those shares if I were you” are forms of tipping.
●No Person subject to this Policy may purchase or sell any security of any other company while in possession of MNPI about that company or MNPI about the Company or a third company that is material to such other company (such trading is referred to as “shadow trading”), that was obtained in the course of their involvement with the Company. No Person subject to this Policy who knows of any such MNPI may tip any other person, including family members, household members or friends, or otherwise disclose such information without the Company’s authorization.

●No Person subject to this Policy should ever trade (or otherwise cause the trading of) or tip with respect to any Company security while in possession of information that the Person has any reason to believe is “material” and “non-public,” unless the Person has first consulted with, and obtained the advance approval of, the Compliance Officer.
●Subject to Section 2.6, no Person subject to this Policy may engage in short sales of securities issued by the Company. Selling “short” is the practice of selling securities for which you are not the recorded owner. All Persons subject to this Policy are also prohibited from purchasing or selling put or call options and entering into other derivative securities or contracts on the Company’s securities, including a security or basket of securities whose value is significantly derived from the Company’s securities, such as a “narrow-based security index” (as defined in Section 1(a)(35) of the Commodity Exchange Act) that includes the Company’s securities as constituents, or an exchange traded product with significant exposure to the Company’s securities (see Section 2.4 and Section 2.9.5) other than in accordance with Section 2.6.
●Directors of the Board and SoFi Bank and Section 16 Officers must pre-clear all trading in securities of the Company in accordance with the procedures set forth in Section 2.10.1.
2.2.Definitions
(a)    Material. To violate insider trading laws, the information you possess must be “material.” There is no statutory definition for material, and it is not possible to define all categories of material information, but it is generally a low threshold. Information should be regarded as material if there is a substantial likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of a company’s securities. Information that is likely to affect the price of a company’s securities (whether positive or negative) and information that a reasonable investor would want to know before making an investment decision should be considered material.
Certain categories of information are particularly sensitive and, as a general rule, should always be considered material information. Examples of those categories include:
●financial results (for a quarter, year or otherwise) and projections of future earnings or losses (including the Company’s own expectations regarding its future financial results or how they differ from analysts’ expectations);
●significant changes in the Company’s prospects;
●significant write-downs in assets or increases in reserves;
●developments regarding significant litigation or government agency investigations;
●liquidity problems;
●changes in earnings estimates or unusual gains or losses in major operations;
●major changes in management;
●changes in dividend amounts or policies;
●extraordinary borrowings or other significant financing developments;
●awards or losses of significant contracts;
●the introduction of a potential new product, service or line of business;
●gains or losses of significant customers or suppliers;
●significant pricing changes;
●changes in credit ratings;

●proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements or purchases or sales of substantial assets;
●offerings of Company securities; and
●pending statistical reports (such as, consumer price index, money supply and retail figures or interest rate developments).
Either positive or negative information may be material. Material information is not limited to historical facts; it may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on a company’s stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.
The above list of categories is for illustrative purposes only. If securities transactions become the subject of scrutiny, they will be viewed after-the-fact and with the benefit of hindsight. Therefore, before engaging in any securities transaction, you should consider carefully how the SEC and others might view your transaction in hindsight and with all of the facts disclosed.
When in doubt about whether particular information in your possession is material, you should presume it is material. If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.
(b)    Non-Public. To violate insider trading laws, the information you possess must also be “non-public.” Non-public information is information that has not been effectively disclosed to the public. Information is effectively disclosed to the public only when (i) it has been widely disseminated to the public through appropriate channels, such as by means of a press release or a public filing with the SEC, and (ii) enough time has elapsed to permit the investment market to absorb and evaluate the information.
    Appropriate channels of disclosure include national business publications or financial wires (such as Dow Jones or Bloomberg), national news services (such as AP or Reuters), radio or television programs or publicly disseminated disclosure documents (such as Forms 8-K, 10-Q or 10-K, proxy statements or prospectuses) or publishing the information on our website or posting on social media if those are regular ways we communicate with investors. The fact that certain information has been disclosed to a few members of the public does not necessarily make it public for insider trading purposes. Further, neither partial disclosure (disclosure of part of the information) or existence of rumors is sufficient to consider the information to be “public.” To be “public,” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb and evaluate such information, as described above. Although timing may vary depending on circumstances, for purposes of this Policy, after public disclosure of information about the Company, you must wait at least until after the close of trading on the first (1st) trading day after such public disclosure before you can treat the information as being “public.” For the avoidance of doubt, in the event the information is publicly disclosed prior to market opening on the date of release, such date of release shall be considered a trading day for purposes of determining when information can be treated as “public.”
For clarity, examples of non-public information may include:
●information about the Company that has not been effectively disclosed to the public;
●information available only to a select group of analysts, brokers or institutional investors;
●undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; or

●information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.
As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is non-public and treat it as confidential.
(c)    Compliance Officer. The Company has appointed the Company’s Chief Compliance Officer in charge of SoFi Invest as the Compliance Officer solely for purposes of this Policy. The duties of the Compliance Officer or their designee include, but are not limited to, the following:
●assisting with the implementation and enforcement of this Policy;
●circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with applicable U.S. federal securities laws;
●pre-clearing all trading in the Company’s securities in accordance with the procedures set forth in Section 2.10.1;
●providing approval of certain forward- or option-based hedging or monetization contracts or transactions (“Hedge Contracts”) under Section 2.6;
●providing approval of any Rule 10b5-1 plans under Section 2.9.2 and any prohibited transactions under Section 2.4 and Section 2.9.5; and
●providing a reporting system with an effective whistleblower protection mechanism.
2.3.Violations of Insider Trading Laws
Penalties for violating the insider trading laws can be severe, both for the individuals involved in such unlawful conduct and their controlling persons, including the Company and in some cases directors, officers and other employees of the Company, and may include civil penalties, civil enforcement injunctions, criminal fines and jail terms. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.
2.3.1.Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when in possession of MNPI may be required to (i) pay civil fines of up to three times the profit gained (or loss avoided) by the trading, as well as criminal fines of up to $5,000,000 and (ii) serve a jail sentence of up to 20 years. Punitive damages may also be imposed under applicable state laws.
In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed MNPI. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and in some cases management and supervisory personnel. The Company could be subject to a criminal fine of up to $25,000,000 and a civil fine of up to the greater of $1,000,000 or three times the profit gained (or loss avoided) as a result of an individual’s insider trading violations. Even for violations that result in a small or no profit, the SEC can seek penalties from the Company and in some cases its management and supervisory personnel as control persons.
2.3.2.Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted as specified under the terms of this Policy and must be provided in writing before any activity contrary to the above requirements takes place.

2.4.Prohibited Transactions (Covered Persons)
Subject to Section 2.6, Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities:
●Short Sales: Covered Persons may not sell the Company’s securities short;
●Options and Derivatives Trading: Covered Persons may not buy or sell puts or call options or other derivative securities or contracts on the Company’s securities, including a security or basket of securities whose value is significantly derived from the Company’s securities, such as a “narrow-based security index” (as defined in Section 1(a)(35) of the Commodity Exchange Act) that includes the Company’s securities as constituents, or an exchange traded product with significant exposure to the Company’s securities. For the avoidance of doubt, a security explicitly excluded from the definition of “narrow-based security index” is not a prohibited investment; and
●Hedging: Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to the Company’s securities.
2.5.Employee Stock Purchase Plan Exception
The trading prohibitions and restrictions set forth in this Policy do not apply to periodic wage withholding contributions by the Company or our employees that are used to purchase our stock pursuant to the employees’ advance instructions under the SoFi Technologies, Inc. 2024 Employee Stock Purchase Plan (the “ESPP”). However, no Covered Persons may: (a) elect to participate in the ESPP or alter their instructions regarding the level of withholding or purchase by the Covered Persons of the Company securities under such ESPP; or (b) make cash contributions to such ESPP (other than through periodic wage withholding) without complying with this Policy, including, without limitation, that any of the foregoing described in (a) or (b) would be treated as a trade hereunder such that the same would be prohibited to the extent that either (1) an applicable Covered Person is in possession of MNPI or (2) a Specially Covered Person is making such changes outside of a Trading Window. For the avoidance of doubt, any sale of securities acquired under such ESPP is subject to the prohibitions and restrictions of this Policy.
2.6.Hedge Contracts Exception
The trading prohibitions and restrictions set forth in Section 2.4 and Section 2.9.5 do not apply to transactions under an approved Hedge Contract for any executive staff member or director that meets the following requirements:
    (a)    Approval by Compensation Committee. All Hedge Contracts require the review and approval by the Compensation Committee of the Board.
    (b)    Approval by Compliance Officer. All Hedge Contracts require the review and approval by the Compliance Officer prior to execution.
    (c)    Ownership of Underlying Securities. All Hedge Contracts must meet the exemption available under Rule 16c-4 of the Exchange Act and the executive staff member or director must continue to own, through the term of the Hedge Contract, a number of shares of the Company equal to the maximum number of shares potentially deliverable upon settlement of the Hedge Contract.
    (d)    Representations. A Hedge Contract must be entered into in good faith by the executive staff member or director at a time when such person was not in possession of MNPI about the Company or its securities and the executive staff member or director must covenant to act in good faith with respect to the Hedge Contract. Furthermore, a Hedge Contract is a complex financial instrument, and the executive staff member or director is required to consult with their own financial, legal and tax advisors prior to entry into a Hedge Contract. A Hedge Contract shall include a representation from the relevant executive staff member or director certifying that they are not aware of material non-public information about the Company or its securities and that they are acting in good faith and not as part of any plan or scheme to avoid the prohibitions of the

Securities Act or the Exchange Act, and an acknowledgement that such person has consulted their own financial, legal and tax advisors and is not relying on the Company for any such advice.
2.7.Acknowledgement and Certification
All Covered Persons are required to sign the attached acknowledgment and certification set forth in Appendix A.
2.8.Inquiries
If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer at investcompliance@sofi.org, or the General Counsel, Stephen Simcock, at ssimcock@sofi.org.
2.9.Specially Covered Persons
2.9.1.No-Trading Periods
All Specially Covered Persons are additionally prohibited from trading in the Company’s securities during no-trading periods, as defined below. If you are not a Specially Covered Person and you are not in possession of material non-public information about the Company, then you are not subject to the restrictions in this Section 2.9.
            (a) Quarterly No-Trading Periods. Specially Covered Persons are prohibited from trading in the Company’s securities during the period beginning at the close of trading on the date that is two (2) weeks before the end of each fiscal quarter and ending at the close of trading on the first (1st) trading day following the date the Company’s financial results are publicly disclosed by a press release (each such period, a “Quarterly No-Trading Period”). For the avoidance of doubt, in the event the Company’s financial results are publicly disclosed prior to market opening on the date of release, such date of release shall be considered a trading day for purposes of determining the end of the Quarterly No-Trade Period under this subsection (a). During these periods, Specially Covered Persons generally possess or are presumed to possess material non-public information about the Company’s financial results and are therefore prohibited from trading.
            (b) Special No-Trading Periods. From time to time, other types of material non-public information regarding the Company (such as negotiations of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material non-public information is pending, the Company may impose special no-trading periods (each such period, a “Special No-Trading Period”) during which Specially Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a Special No-Trading Period, it will notify the Specially Covered Persons affected.
2.9.2. 10b5-1 Plans Exception. The trading restrictions in this Policy do not apply to transactions under a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 of the Exchange Act (each such plan, an “Approved 10b5-1 Plan”) that meets the following requirements. For purposes of this Section 2.9.2, “Executive Staff” means any person who (i) serves in a Company role that reports directly to the Chief Executive Officer and (ii) is either an executive vice president in charge of a group of business unit, is a division or function chief executive, or is an officer who performs a policy making function.
            (a) Plan Terms and Approval by Compliance Officer. All 10b5-1 plans require the review and approval by the Compliance Officer prior to adoption by the plan participant and shall either (i) specify the security or securities to be purchased or sold, the number of shares, the prices and timing of transactions in advance, or (ii) delegate to a third party the discretionary authority over one or more of such matters, outside the control of the Covered Person (provided that such third party does not possess any material non-public information about the Company).
            (b) The first trade under an Approved 10b5-1 Plan can occur no earlier than (each a “Cooling-Off Period”), with respect to:
                (i) directors of the Board and SoFi Bank, and Executive Staff, the longer of (but not to exceed 120 days) (A) ninety (90) days from adoption of the plan, or (B) until two (2) business days following the disclosure of the Company’s financial results in a Form 10-K or Form 10-Q relating to the fiscal quarter in which the plan was adopted.

                (ii) all other Covered Persons, at least thirty (30) days from adoption of the plan.
A new Cooling-Off Period as set forth above will be triggered by any revision, amendment or modification to the amount, price or timing of a purchase or sale (including changes to related formulas or algorithms) under an existing Approved 10b5-1 Plan and such revision, amendment or modification will be treated as a cancellation of the existing Approved 10b5-1 Plan and the adoption of a new Approved 10b5-1 Plan.
            (c) Representations. An Approved 10b5-1 Plan must be entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of MNPI about the Company or its securities and the Covered Person must covenant to act in good faith with respect to the Approved 10b5-1 Plan. An Approved 10b5-1 Plan shall include a representation from the relevant Covered Person certifying that they are not aware of material non-public information about the Company or its securities, and that they are acting in good faith and not as part of any plan or scheme to avoid the prohibitions of Rule 10b5-1.
            (d) Multiple, Overlapping Plans and Single Trade Plans. Without the prior written approval of the Compliance Officer, the adoption of multiple, overlapping plans or single trade plans shall be prohibited.
            (e) Taxes. An election to satisfy tax withholding obligations by cash payment is not permitted by a Covered Person with an Approved 10b5-1 Plan in effect.
2.9.3.Stock Options and Restricted Stock Units Exception
            (a) The trading restrictions in this Policy also do not apply to Covered Persons’ exercise of Company stock options received as compensation. Covered Persons may not, however, exercise and sell any shares underlying such Company stock options while in possession of MNPI about the Company unless such exercise and sale is undertaken pursuant to an Approved 10b5-1 Plan. Similarly, the trading restrictions in this Policy do not apply to the vesting of Company restricted stock units or other equity awards received as compensation or the forfeiture, including, subject to Section 2.9.2(e) and subsection (b), the sale, of the Company’s securities received on vesting to pay taxes. Notwithstanding the foregoing, Covered Persons may not sell any of the Company’s securities while in possession of MNPI about the Company unless such sale is undertaken pursuant to an Approved 10b5-1 Plan.
            (b) Under the Amended and Restated 2021 Stock Option and Incentive Plan for SoFi Technologies, Inc., the Company’s default method to satisfy employee tax withholding obligations on securities received on vesting is sell-to-cover transactions, but employees are permitted to alternatively elect to satisfy tax withholding obligations by cash payment. Subject to Section 2.9.2(e) with respect to Approved 10b5-1 Plans, an election to satisfy tax withholding obligations by cash payment is not permitted by (i) Specially Covered Persons during a Quarterly No-Trade Period, and (ii) any Person who is in the possession of MNPI at the time of such election.
2.9.4.Trading Window. Specially Covered Persons are not automatically restricted from trading in the Company’s securities during the period beginning on the day that one Quarterly No-Trading Period ends until the day the next Quarterly No-Trading Period begins (each such period, a “Trading Window”). However, even during a Trading Window, a Covered Person or Specially Covered Person who is in possession of any MNPI about the Company may not trade in the Company’s securities until one (1) trading day following the date on which the information has been effectively disclosed to the public or the information is no longer material. In addition, the Company may close a Trading Window if it imposes a Special No-Trading Period on Specially Covered Persons until such time as the Special No-Trading Period ends.
2.9.5.Prohibited Transactions (Specially Covered Persons). Subject to Section 2.6, Specially Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities:
●Short Sales: Specially Covered Persons may not sell the Company’s securities short;
●Options and Derivatives Trading: Specially Covered Persons may not buy or sell puts or call options or other derivative securities on the Company’s securities, including a security or basket of securities whose value is significantly derived from the Company’s securities, such as a “narrow-based security index” (as defined in Section 1(a)(35) of the Commodity Exchange Act) that includes the Company’s securities as constituents, or an exchange traded product with significant exposure to the Company’s securities. For the avoidance of doubt, a security explicitly excluded from the definition of “narrow-based security index” is not a prohibited investment;
●Hedging: Specially Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to the Company’s securities;
●Short-Term Trading: Specially Covered Persons who purchase the Company’s securities may not sell any Company securities of the same class for at least six (6) months after the purchase at a higher price than the purchase, and Specially Covered Persons who sell the Company’s securities may not purchase any of the same class at a lower price than the sale transaction for at least (6) months after the purchase;
●Trading on Margin: Specially Covered Persons may not hold the Company’s securities in a margin account; and
●Pledging: Specially Covered Persons may not pledge the Company’s securities as collateral for a loan unless both the Compliance Officer and the Board provide written approval.
For prohibited transactions applicable to Covered Persons, see Section 2.4.
2.9.6.Acknowledgement and Certification. All Specially Covered Persons are required to sign the attached acknowledgment and certification set forth in Appendix A.
2.10.Directors, Section 16 Officers and 10% Stockholders
The Company’s directors, certain executive officers and ten percent (10%) holders of the Company’s securities are subject to Section 16, which, among other things, (i) requires disclosure of transactions in the Company’s equity securities (including derivatives and security-based swap agreements related to such securities) and (ii) prohibits such persons from engaging in any non-exempt sale transaction within six (6) months of any non-exempt purchase transaction. Penalties for violations include, among other things, recovery by the Company of the “short-swing” profits. Although not technically subject to Section 16, the pre-clearance restrictions set forth in Section 2.10.1 are also applicable to directors of SoFi Bank.
2.10.1.Pre-Clearance of Securities Transactions for Directors and Section 16 Officers
            (a) Because directors of the Board and SoFi Bank and Section 16 Officers are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading, even during a Trading Window, without first pre-clearing all transactions in the Company’s securities.
            (b) Subject to the exemption in subsection (d) below, no director of the Board or SoFi Bank or Section 16 Officer may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time or enter into a Hedge Contract without first obtaining prior written approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, dependents, minor children and other persons living in such person’s household and to transactions by entities over which such person exercises control.
            (c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two (2) business days following the date on which it was granted. If the transaction does not occur during the two (2)-business day period, pre-clearance of the transaction must be re-requested.
            (d) Pre-clearance is not required for (i) purchases and sales of securities under an Approved 10b5-1 Plan, (ii) the exercise of Company stock options received from the Company as compensation (however, the sale of the shares underlying such Company stock options is subject to pre-clearance) or (iii) the vesting of Company restricted stock units or other equity awards received from the Company as compensation or the forfeiture of the Company’s securities received on vesting to pay taxes. With respect to any purchase or sale under an Approved 10b5-1 Plan, any third-party effecting transactions on behalf of the Covered Person shall send duplicate confirmations of all such transactions to the Compliance Officer.

2.10.2.Reporting. The Company’s directors and Section 16 Officers who are subject to the provisions of Section 16 are also required to file Form 144 with the SEC pursuant to Rule 144 of the Securities Act (“Rule 144”) before making certain open market sales of the Company’s securities.
            (a) Section 16 Reporting Obligations.
    Each person who is subject to Section 16 must file reports concerning their beneficial ownership of the Company’s equity securities with the SEC and the Company. There are three types of forms that must be submitted on a timely basis to comply with Section 16 reporting requirements:
●Form 3 for First-Time Filers. A Form 3 must be filed within ten (10) days after the event triggering the filing. Triggering events include, among other events, becoming a director or reporting officer (whether or not such person owns any applicable securities) of the Company. Form 3 requires information as to the Covered Person’s beneficial ownership of all classes of the Company’s equity securities, including options.
●Form 4 for Changes in Beneficial Ownership. Form 4 is used to report changes in a Covered Person’s ownership position, including entry into a Hedge Contract. It must be filed within two (2) business days following the occurrence of a transaction that resulted in a change in ownership position. Directors and officers who cease to hold their positions must still report certain changes on Form 4 for up to six (6) months after leaving their positions. For transactions under Rule 10b5-1 plans, including an Approved 10b5-1 Plan, or certain discretionary transactions within exempt Company benefit plans (for example, fund switching transactions), Form 4 may not be due until the second (2nd) business day following the date your broker or plan administrator notifies you of the execution date, but in no event more than five (5) business days after the execution date.
●Form 4 for Gifts. Section 16 filers are required to report “bona fide gifts” on a Form 4 within two (2) business days.
●Form 5 for Annual Reconciliation. Form 5 is an annual report used to disclose certain exempt transactions not previously reported on Form 4. It must be filed within forty-five (45) days after the end of the Company’s fiscal year. Section 16 subject persons may file a Form 4 for all transactions, whether or not exempt, which would negate the requirement of filing a Form 5.
It is the Company’s policy that the ultimate responsibility to prepare and timely file Forms 3, 4 and 5 rests with the Section 16 subject person and not with the Company. As an accommodation to the Company’s Section 16 subject persons, it is the Company’s practice to furnish, prepare and file Forms 3, 4 and 5 on their behalf, and the Company may send each person reminders or alerts from time to time. Each Section 16 subject person is obligated to promptly provide information to the Accounting Department and the Compliance Officer concerning any change in their beneficial ownership of Company securities to ensure timely filing.
            (b) Rule 144 Reporting Obligations.
Sales of the Company’s securities by its “affiliates” are subject to specific regulations under the federal securities laws. Rule 144 of the Securities Act provides a “safe harbor” procedure under which certain sales by “affiliates” are permitted. Section 16 subject persons may be deemed to be “affiliates” and thus may be required to comply with Rule 144 when making certain open market sales of the Company’s securities.
    Form 144, which notifies the SEC of one’s intent to sell such securities, is required for sales by “affiliates” if more than 5,000 shares, or shares valued in the aggregate at more than $50,000, are to be sold during any three (3)-month period. Further, Rule 144 places limitations on the number of shares of the Company’s securities that may be sold under the safe harbor rule. Generally, the maximum number of shares of the Company’s securities that may be sold in any three (3)-month period is 1% of the outstanding shares of the same class being sold.

2.10.3.Gifts. As long as a gift of shares of the Company’s securities is bona fide, it is an exempt transaction under Section 16 and thus not subject to the Section 16 profit recovery provisions. However, you could be exposed to Section 16 liability if you make a gift of shares of the Company’s securities to a family member or related entity and that donee sells such shares within six (6) months. Thus, except in the case of gifts of shares of the Company’s securities to a public charity, it is recommended that you have an understanding with the donee to obtain your clearance prior to a sale of any gifted shares. Although exempt from profit recovery under Section 16, all gifts must be reported.
2.10.4.Consequences of Delinquent Filings. The consequences of a late filing or the failure to file required Section 16 reports are significant, and could include:
●public embarrassment to you and the Company as a result of required disclosures in the Company’s proxy statement or Form 10-K;
●potential SEC enforcement actions against you, such as a cease-and-desist order or injunction against further wrongdoing; and/or
●for egregious or repeated violations, fines from the SEC.
3.Roles and Responsibilities
Below is a summary of the key responsibilities outlined above in this Policy, organized into role-based and organization-based groupings. All roles and responsibilities must align to SoFi’s Three Lines of Defense Model as established in the Enterprise Risk Management Policy.
3.1.Role-Based Responsibilities
●N/A
3.2.Organization-Based Responsibilities
3.2.1.First Line of Defense
●N/A
3.2.2.Second Line of Defense: Independent Risk Management
●N/A
4.Policy Training
N/A
5.Related & Referenced Documents
Below is a list of all active standards and procedures that are subordinate to this Policy, and a list of all policies, standards, and procedures referenced in this Policy.
5.1.Related Documents
●N/A
5.2.Referenced Documents
●N/A.

6.Policy Oversight & Administration
6.1.Exception Request Process
Exceptions to this Policy will only be granted in limited circumstances and must be requested prior to any non-compliance to this Policy’s requirements. All requests for an exception to this Policy must be submitted to the Policy Owner for review and final disposition. The Owner may report exceptions to the Board.
6.2.Breaches
Instances of non-compliance with this Policy, including adjustments or modifications to this Policy’s requirements, without prior approval are considered breaches. All breaches of this Policy must be reported to the Policy Owner immediately upon identification. The Policy Owner will assess the severity of the non-compliance and the need to escalate to the Chief Risk Officer and relevant Management-Level and/or Board-Level Committee(s). The Owner may report breaches to the Board.
6.3.Record Retention
This Policy will be retained in accordance with SoFi’s Data, Document, and Record Management Policy.

APPENDIX A

ACKNOWLEDGMENT AND CERTIFICATION
    The undersigned does hereby acknowledge receipt of the Company’s Securities Trading and Section 16 Compliance Policy (the “Policy”). The undersigned has read and understands (or has had explained to the undersigned) such Policy and agrees to be governed by and to comply with such Policy at all times in connection with the purchase and sale of securities and the confidential treatment of material non-public information.

__________________________________ (Signature)
__________________________________ (Please print name)
Date: ________________________

APPENDIX B

HEDGE CONTRACT ACKNOWLEDGMENT AND CERTIFICATION
    The undersigned does hereby acknowledge receipt of SoFi Technologies, Inc.’s (the “Company”) Securities Trading and Section 16 Compliance Policy (the “Policy”) and Section 2.6 thereto regarding Hedge Contracts. The undersigned has read and understands such Policy and the requirements for Hedge Contracts set forth therein and agrees to be governed by and to comply with such Policy at all times in connection with the entry into a Hedge Contract. Specifically, the undersigned represents, warrants and covenants that:
1.The undersigned is not, and on the date of entry into a Hedge Contract will not be, in possession or aware of any material non-public information regarding the Company or its Common Stock.
2.In entering into the Hedge Contract, the undersigned is acting in good faith and not as part of any plan or scheme to avoid the prohibitions of the Securities Act or the Exchange Act.
3.The undersigned acknowledges that they have consulted their own financial, legal and tax advisors and are not relying on the Company for any such advice.

__________________________________ (Signature)
__________________________________ (Please print name)
Date: ________________________